Exhibit 99

CONTACT:

George R. Mahoney, Jr.
Executive Vice President
(704) 814-3252
http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD SECOND QUARTER
AND FIRST HALF SALES AND EARNINGS

MATTHEWS, NC, March 19, 2003 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 4,758 stores in 42 states, reported the highest sales and earnings for any second quarter and first half in the Company’s history.  For the second quarter ended March 1, 2003, sales were $1,256.2 million, or 13.7% above sales of $1,105.2 million for the second quarter ended March 2, 2002.  Net income was $ 72.7 million, or 14.0% above net income of $63.8 million for the second quarter of the prior fiscal year, and net income per diluted share increased to $.42 from $.37.

For the two quarters ended March 1, 2003, sales were $2,364.8 million, or 13.6% above sales of $2,082.3 million for the two quarters ended March 2, 2002. Net income for the two quarters ended March 1, 2003, was $130.2 million, or

14.2% above net income of $114.0 million for the two quarters ended March 2, 2002, and net income per diluted share increased to $.75 from $.66.

The sales gains are attributable to increased sales in existing stores and to sales recorded in new stores opened in the Company’s store expansion program.  Sales in existing stores in the second quarter ended March 1, 2003, increased approximately 2.9% above the second quarter last year, including increases of approximately 3.5% in sales of hardlines and approximately 0.8% in sales of softlines.  The customer count, as measured by the number of register transactions in existing stores, was at approximately the same level and the average transaction increased approximately 2.6% to $9.42.  During the second

Release/March 19, 2003

quarter ended March 1, 2003, the Company opened 88 stores and closed 13 stores, compared to the opening of 76 stores and the closing of 14 stores during the second quarter last year.

Sales in existing stores in the two quarters ended March 1, 2003, increased approximately 3.0% above the comparable period last year, including increases of approximately 3.4% in sales of hardlines and approximately 1.8% in sales of softlines.  The customer count increased approximately 0.2% and the average transaction increased approximately 2.6% to $9.07.  During the two quarters ended March 1, 2003, the Company opened 179 stores and closed 42 stores, compared to the opening of 201 and closing of 43 stores during the first two quarters last year.

In commenting on the operating results, Howard R. Levine, Chairman and Chief Executive Officer, noted that the 14.0% increase in net income in the second quarter ended March 1, 2003, was the 28th consecutive quarter in which net income had increased above the prior comparable quarter.  The earnings increase in the second quarter was achieved in a retail sales environment that was impacted by concerns about the economy, war and terrorism, and severe winter weather.  In the second quarter sales of core basic consumable goods continued to be strong.  Expenses as a percent to sales increased from 23.9% in the second quarter last year to 24.1% in the second quarter this year.  The increase in expenses, including rising energy and insurance costs, was offset in the second quarter by an increase from 33.0% to 33.2% in the gross profit margin as a percent to sales.  The favorable impact of supply chain initiatives contributed to this increase.  The Company’s inventories at the end of the second quarter this year were in a good position, with per store inventories at about the same level as at the end of the second quarter last year.  With the current economic uncertainties, the Company continues to plan its sales of seasonal goods conservatively.

The Company also announced that it has revised its store expansion plans for the fiscal year ending August 30, 2003.  Originally the plan was to open approximately 575 stores and close approximately 50 stores.  The current plan is to open 475 to 500 stores and close approximately 65 stores.  In the last two years, the Company’s traditional opportunistic approach to locating potential new sites has become more strategic with the objective of improving new store performance.  With this approach and better site selection processes, approximately 60% of new stores are targeted to open in urban markets in fiscal 2003.  The time it is taking to open new stores in urban markets, including time for the permitting process and the completion of leasehold improvements and new construction, is substantially longer than the time for opening stores in non-urban markets.  With the large number of approved locations currently being processed, by this summer the Company expects to be opening stores at a run rate that will again support its targeted 10% to 12% net new store growth.

For the second half of the fiscal year ending August 30, 2003, the Company confirmed that its plan is for net income per diluted share of Common Stock to increase approximately 14% to 16%.  The adverse impact of the reduction in new stores in fiscal 2003 is expected to be offset by benefits from supply chain initiatives, cost controls and the stronger than planned sales performance of new stores opening this fiscal year.  The Company is realizing its objective of improving new store performance as for the first half of fiscal 2003, the sales performance of new stores was equal to more than 90% of the chain average store sales.

The Company also continues to plan for sales in existing stores in the second half of fiscal 2003 to increase in the 3% to 5% range.  As previously reported with Easter in April rather than March this year, the plan is for sales in existing stores to increase in the 1% to 3% range in the March reporting period and to increase in the 6% to 8% range in the April reporting period.

The Company also announced that in the second quarter ended March 1, 2003, it had purchased in the open market 278,800 shares of the Company’s Common Stock at a cost of $7,950,000.  As previously reported, the Board of Directors has authorized the purchase of up to five million shares of Common Stock from time to time as market conditions warrant, and in the first quarter ended November 30, 2002, the Company purchased 1,503,400 shares of Common Stock at a cost of $44,709,000.

Family Dollar will host a conference call today, Wednesday, March 19, 2003, at 10:00 A.M. ET to discuss the financial results.  If you wish to listen, please call (334) 420-1231 at least 10 minutes before the call is scheduled to begin. A replay of the call will be available from about 1:00 P.M. ET, March 19, 2003, until 6:00 P.M. ET, March 20, 2003, by calling 703-925-2474 and entering the access code 3109194.  There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com. A replay of the webcast will be available at the same address after 2:00 P.M. ET, March 19, 2003.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation delays or interruptions, dependence on imports, changes in currency exchange rates, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and the impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Comparable operating results (unaudited) are as follows:
(In thousands, except per share amounts)

	For the Second Quarter Ended
	March 1, 2003	March 2, 2002

Net Sales	$1,256,183	$1,105,165

Cost of Sales	838,662	740,420

Gross Margin	417,521	364,745

Selling, General and Administrative Expenses	303,010	264,323

Income Before Income Taxes	114,511	100,422

Income Taxes	41,796	36,654

Net Income	72,715	63,768

Net Income Per Common Share-Basic	$.42	$.37

Average Shares-Basic	172,151	172,598

Net Income Per Common Share-Diluted	$.42	$.37

Average Shares-Diluted	173,037	173,934

Dividends Declared Per Common Share	$.07-1/2	$.06-1/2

	For the First Half Ended
	March 1, 2003	March 2, 2002

Net Sales	$2,364,820	$2,082,298

Cost of Sales

1,566,467

1,383,140

Gross Margin	798,353	699,158

Selling, General and Administrative Expenses	593,325	519,670

Income Before Income Taxes	205,028	179,488

Income Taxes	74,835	65,513

Net Income	130,193	113,975

Net Income Per Common Share-Basic	$.75	$.66

Average Shares-Basic	172,614	172,425

Net Income Per Common Share-Diluted	$.75	$.66

Average Shares-Diluted	173,489	173,766

Dividends Declared Per Common Share	$.14	$.12-1/2

Consolidated Condensed Balance Sheets (unaudited)
(In thousands, except share amounts)

	March 1, 2003	March 2, 2002	August 31, 2002

ASSETS

Current assets:

Cash and cash equivalents

$

266,844

$

179,848

$

220,265

Merchandise inventories

728,016

656,680

766,631

Deferred income taxes	57,234	47,006	49,941

Income tax refund receivable	—	—	6,469

Prepayments and other current assets	15,837	12,946	12,553

Total current assets	$1,067,931	$896,480	$1,055,859

Property and equipment, net

721,929

629,351

685,617

Other assets	14,204	10,845	13,143

	$1,804,064	$1,536,676	$1,754,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable and accrued liabilities

$

491,958

$

397,753

$

530,780

Income taxes payable	20,145	20,793	—

Total current liabilities

512,103

418,546

530,780

Deferred income taxes	$71,502	$53,105	$68,891

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares	$18,639	$18,535	$18,583

Capital in excess of par	75,288	53,847	63,294

Retained earnings	1,224,120	1,037,587	1,118,015

	1,318,047	1,109,969	1,199,892

Less common stock held in treasury, at cost	97,588	44,944	44,944

	1,220,459	1,065,025	1,154,948

	$1,804,064	$1,536,676	$1,754,619

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3/19/03